Exhibit 10.1

STOCK PURCHASE AND SALE
AGREEMENT

DATED MAY 21, 2014

BY AND AMONG

AZURRX BIOPHARMA, INC.

AND

PROTEA BIOSCIENCES GROUP, INC.

AND

PROTEA BIOSCIENCES, INC.

AND

PROTEABIO EUROPE SAS

TABLE OF CONTENTS

		Page:
ARTICLE 1 DEFINITIONS		1
1.1.	Definitions	1
1.2.	Terms Generally; Certain Rules of Construction	7
ARTICLE 2 THE PURCHASE		8
2.1.	Purchase and Sale of the Shares	8
2.2.	Purchase Price	8
2.3.	Contingent Consideration	8
2.4.	Closing	8
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS		9
3.1.	Organization and Qualification	9
3.2.	Authority Relative to this Agreement	9
3.3.	No Conflict	9
3.4.	Required Filings and Consents	10
3.5.	Intellectual Property	10
3.6.	Contracts	12
3.7.	Compliance with Laws	12
3.8.	Claims and Proceedings	12
3.9.	Regulatory Compliance	13
3.10.	No Finder	13
3.11.	Financial Statements	13
3.12.	Absence of Certain Changes	14
3.13.	Off-Balance Sheet Undertakings	14
3.14.	Taxes	14
3.15.	Capitalization, Etc.	15
3.16.	Books and Records; Internal Accounting Controls	15
3.17.	Ownership of Shares	15
3.18.	Employee Matters	15
3.19.	Banks	16
3.20.	Real Property	16
3.21.	Environment	16
3.22.	Restricted Shares	16
3.23.	Access to Information	17
3.24.	Disclosure	17
3.25.	Transactions with Affiliates	17
3.26.	Title to Assets	17
3.27.	Insurance	17
3.28.	No Insolvency	17
3.29.	No Undisclosed Liabilities	17
ARTICLE 4 REVERSION OF SHARES; ISSUANCE OF PARENT SHARES; PARENT REGISTRATION RIGHTS; ANTI-DILUTION RIGHTS		18
4.1.	Reversion of Shares	18
4.2.	Issuance of Parent Shares	18

4.3.	Further Assurances in Order to Effect the Reversion	18
4.4.	Parent Registration Rights	18
4.5.	Anti-Dilution	19
4.6.	Board Appointment Rights	19
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		19
5.1.	Buyer Representations	19
ARTICLE 6 CONDITIONS TO CLOSING AND CLOSING DELIVERIES		21
6.1.	Conditions to Obligations of the Buyer	21
6.2.	Conditions to Obligations of the Sellers	22
ARTICLE 7 RESTRICTIVE COVENANTS		23
7.1.	Non-Solicitation	23
7.2.	Non-Competition	23
7.3.	Non-Disclosure and Non-Use	24
7.4.	Non-Disparagement	24
7.5.	Equitable Relief/Interpretation	24
ARTICLE 8 OTHER COVENANTS AND AGREEMENTS		25
8.1.	Covenants To Be Observed by the Buyer and Protea	25
8.2.	Additional Covenants	27
ARTICLE 9 GOVERNING LAW; LITIGATION.		28
9.1.	Governing Law	28
9.2.	Litigation; Waiver of Jury Trial	29
ARTICLE 10 INDEMNITY		29
10.1.	Indemnification	29
10.2.	Indemnification Procedures	30
10.3.	Survival of Claims	32
ARTICLE 11 TERM; TERMINATION		32
11.1.	Termination of Agreement	32
11.2.	Effect of Termination	33
ARTICLE 12 MISCELLANEOUS PROVISIONS		33
12.1.	Amendment and Modifications	33
12.2.	Waiver of Compliance	33
12.3.	Expenses	33
12.4.	Further Assurances	33
12.5.	No Waiver of Rights	33
12.6.	Notices	33
12.7.	Assignment	34
12.8.	Counterparts	34
12.9.	Headings	34
12.10.	Entire Agreement	34
12.11.	Third Party Beneficiaries	34
12.12.	Severability	34
12.13.	Survival	34

Exhibit A	Form of Certificate of Designation
Exhibit B	Executive Agreement
Exhibit C	Amendment to Mr. Jais’ Employment Agreement
Exhibit D	2014 Mayoly Agreement
Exhibit E	Description of Program PR1101

STOCK PURCHASE AND SALE AGREEMENT

This STOCK PURCHASE AND SALE AGREEMENT (including the Exhibits and Schedules hereto, this “Agreement”) is made and entered into this 21st day of May 2014, by and among AzurRx BioPharma, Inc., a Delaware corporation (the “Buyer”), Protea Biosciences Group, Inc., a Delaware corporation (the “Parent”), Protea Biosciences, Inc., a Delaware corporation (the “Protea Sub”) and ProteaBio Europe SAS, a corporation organized under the laws of France (the “Company”). The Parent, Protea Sub and the Company are sometimes each referred to herein as a “Seller” and collectively as the “Sellers.”

RECITALS

A.  The Parent owns 100% of the outstanding capital stock of Protea Sub which owns 100% of the outstanding shares of capital stock of the Company (the “Shares”).

B.  The Buyer wishes to purchase from the Sellers, and the Sellers wish to sell to the Buyer, 100% of the Shares.

Accordingly, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1.           Definitions.  As used in this Agreement and the Exhibits and Schedules delivered pursuant hereto and to the extent incorporated in other Transaction Documents, the following definitions shall apply:

“2010 Mayoly Agreement” means the Joint Research and Development Agreement, by and among Protea Sub, the Company and Laboratoires Mayoly Spindler SAS (“Mayoly”), dated March 22, 2010, that canceled and replaced the Joint Research and Development Agreement among the aforementioned parties dated May 27, 2009.

“2014 Mayoly Agreement” means the draft Joint Development and License Agreement, by and between the Company and Mayoly, that will terminate and replace the 2010 Mayoly Agreement.

“Affiliate” means, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.  With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary.  With respect to any trust, the term Affiliate shall also include any beneficiary or trustee of such trust.  For purposes of the foregoing, the term “control” and variations thereof means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the Company or in which the Company’s assets, business, or transactions are otherwise reflected, in each case with respect to the Business.

“Business” means the pharmaceutical development business of the Company.

“Business Day” means any day other than a Saturday, Sunday or legal holiday in connection with which banks in New York, New York are authorized or permitted to close.

“Business IP” means all Intellectual Property Rights and other proprietary rights related to the Business (other than Business Patents) owned by the Sellers.

“Business Know-How” means practical knowledge, techniques and skill, not included in the Business Patents, which is: (a) controlled by the Sellers immediately prior to the Closing; and (b) directed to the development, manufacture (including synthesis, formulation, storage, breeding, finishing or packaging), use, offer for sale, sale or import of any Business Product.

“Business Patents” means:

(a)           the patents and patent applications listed on Schedule 3.5 of the Sellers’ Disclosure Schedule;

(b)           any and all divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding subsection (a);

(c)           the foreign patent applications associated with the patent applications referenced in the preceding subsections (a) and (b);

(d)           the patents issued or issuing from the patent applications referenced in the preceding subsections (a) through (c); and

(e)           reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding subsections (a) through (d).

“Business Product” means any product or technology incorporating Business Technology.

“Business Technology” means the Business IP, Business Know-How and Business Patents.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” means the Buyer and its officers, directors, stockholders, employees, Affiliates, agents, successors and assigns.

“Certificate of Designation” means the Certificate of Designation, Preferences and Rights of the Series A Preferred in the form attached hereto as Exhibit A.

“Claims” means any and all notices, claims, demands, Legal Proceedings, deficiencies Orders, and Losses assessed or sustained (or delivery and notification thereof), including, without limitation, the defense or settlement of any such Claim and the enforcement of all rights to indemnification under this Agreement.

“Closing” means the consummation of the Transactions in accordance herewith which shall be deemed to occur as of the end of the Closing Date.

“Closing Date” means the date that is no more than three Business Days following the satisfaction of the conditions set forth in Article 6, or at such other date as the parties hereto shall agree.

“CNRS Agreement” means the Research Partnership Agreement in respect of “biochemical and analytical characterization of industrial lots of the “Yarrowia lipolytica lipase” by and among the Company and Centre National de la Recherche Scientifique (“CNRS”) and University of Aix-Marseille dated February 18, 2013.

“Code” means the United States Internal Revenue Code of 1986.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, $.0001 par value, of the Buyer.

“Company” shall have the meaning given such term in the preamble.

“Company-Licensed Patents” means Business Patents owned solely or jointly by any Person other than the Company that are licensed to the Company.

“Company-Owned Patents” means Business Patents owned solely by the Company or the Company’s joint ownership interest in Business Patents owned jointly by the Company and any other Person(s), if any.

“Company Plan” means each of the Company’s employee benefit plans, policies, arrangements, and agreements, and each compensation, incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom equity, option, equity purchase, equity appreciation right and severance plan and arrangements including employee group or executive medical, life or disability insurance of the Company.

“Consent” means any consent, authorization or approval.

“Contingent Consideration” means any Milestone Payment, Royalty Payment or Sale Payment payable by the Buyer under Section 2.3.

“Contract” means the 2010 Mayoly Agreement, the 2014 Mayoly Agreement, the CNRS Agreement and any other contract, agreement, commitment, arrangement or understanding (whether written or oral, whether formal or informal), (a) involving the performance of services or delivery of goods or materials by the Company of an aggregate amount or value in excess of $50,000, (b) not entered into in the ordinary course of business and involving expenditures by or receipts of the Company in excess of $50,000, or (c) involving the acquisition, sale, transfer, licensure, co-development, or creation of Business Technology.

“Conversion Price” means the greater of (i) $0.55 (as appropriately adjusted for stock splits, recapitalizations or similar transactions occurring after the date hereof) and (ii) the twenty (20) day volume weighted average price of the Parent Shares as reported by Bloomberg L.P., if applicable.

 “Direct Claim” means a Claim brought by one party to this Agreement against another party to this Agreement.

“EMEA” means the European Medicines Agency or any successor agency thereof or, to the extent the mutual recognition procedure is used for a licensed product in the European Union, any Governmental Entity having the authority to regulate the sale of medicinal or pharmaceutical products in any country in the European Union through marketing approval, not including Governmental Entities with responsibility solely for pricing or reimbursement approvals.

“Executive” shall mean Daniel Dupret.

“Executive Agreement” means the terms and conditions of Daniel Dupret’s mandat social as set forth on Exhibit B.

“Executive Royalty Agreement” means the Contrat de Cession D’Invention Brevatable, to be entered into by and between the Company and Daniel Dupret in a form to be mutually agreed upon by the Company, Daniel Dupret and the Buyer.

“FDA” means the Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof performing similar functions.

“Final Consent Date” has the meaning set forth in Section 8.1(i).

“Financial Statements” means (i) the audited balance sheet of the Company as at December 31, 2013 and the related audited statements of income, retained earnings and cash flows for the twelve (12) month period then ended together with the report therein by the Company’s statutory auditors (commissaire aux comptes), and (ii) the audited balance sheet of the Company as at December 31, 2012 and the related audited statements of income, retained earnings and cash flows for the twelve (12) month period then ended together with the report therein by the Company’s statutory auditors (commissaire aux comptes).

“Funding Threshold Amount” has the meaning set forth in Section 4.1.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic, European or foreign.

 “Indebtedness” means all payment obligations (including obligations under capitalized leases, letters of credit, bankers acceptances and other non-trade liabilities) of the Company to any bank, insurance company, finance company or other institutional lender or other Person for money borrowed; provided, however, that Indebtedness shall not include trade payables and accruals in accordance with the Company’s past practice.

“Indemnified Party(ies)” means the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable.

“Indemnifying Party(ies)” means a party that is indemnifying the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable.

“Intellectual Property Right” means any assay components, biological materials, cell lines, preclinical and clinical data, study designs, chemical compositions or structures, formulae, trademark, service mark, registration thereof or application for registration therefore, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, Proprietary and Confidential Information, software programs and data bases, the names and all derivations thereof, domain names and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, in each case which is owned or licensed or filed by the Company or any of its Affiliates or used or held for use in the Business, whether registered or unregistered or domestic or foreign; provided, however that Intellectual Property Rights shall not include any shrink-wrapped, off the shelf, bundled with computers or downloaded software generally available to the public.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order, whether domestic or foreign.

“Legal Proceedings” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or Claims or any other proceedings, in each case, by or before a Governmental Entity.

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, Claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

“Losses” means any and all losses, damages, debts, liabilities, obligations, deficiencies, penalties, interest, amounts paid in connection with Claims, amounts paid in settlement, costs (including court costs) and expenses, including reasonable attorneys’ and other professionals’ fees and disbursements and other amounts paid or incurred in connection with the enforcement of rights (whether by Law or pursuant to this Agreement) to recover Losses but shall not include any punitive damages (other than punitive damages included in Claims by Third Parties).

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has or might be reasonably expected to have a material adverse effect on the Company’s operations, properties, assets, financial condition, results, plans, strategies or prospects.

 “Milestone Payment” has the meaning set forth in Section 2.3.

“Net Sales” means the total gross amount invoiced (such amount, “Gross Sales”) for all commercial sales of any Business Product to Third Parties by the Buyer, its Affiliates or its or their sublicensees, less the following deductions actually allowed or reserved, and reflected in the Company’s net sales as reported in its financial statements prepared, in accordance with GAAP, consistently applied (collectively, “Permitted Deductions”):

(a)           credits or allowances actually granted for damaged or spoiled Business Product, returns, recalls or rejections of such Business Product, and retroactive price adjustments;

(b)           normal and customary trade, cash and quantity discounts, allowances and credits for such Business Product;

(c)           chargebacks, rebates or similar payments actually made to customers with respect to such Business Product, including managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations or to any Governmental Entity or Regulatory Authority, including, but not limited to any federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers. Sales or other transfers between the Buyer, its Affiliates or its or their sublicensees and any dispositions of such Business Product for pre-clinical or clinical testing required in connection with obtaining Regulatory Approval of a Business Product, in each case, without charge, shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates or sublicensees are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates.

 “Option Fee” means the Buyer’s payment of $300,000 to the Parent pursuant to the Option Agreement dated March 27, 2014 by and among the Buyer and the Sellers.

“Option Plan” means the AzurRx BioPharma, Inc. 2014 Omnibus Equity Incentive Plan of the Buyer.

“Order” means any decree, injunction, judgment, order, award, ruling, assessment or writ by a court, administrative agency, other Governmental Entity, Regulatory Authority, arbitrator or arbitration panel.

“Parent” has the meaning set forth in the preamble.

“Parent Shares” means shares of the common stock, $.0001 par value per share, of the Parent.

 “Permits” means any material license, franchise, permit, order or approval, pre-manufacturing notices, or other similar authorization issued by a Government Entity affecting, or relating in any way to, the Business as conducted by the Company.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like liens arising in the ordinary course of business which are not due and payable as of the Closing Date, (ii) liens arising under original purchase price conditional sale contracts and equipment leases with third parties entered into in the ordinary course, (iii) liens for Taxes not yet due and payable and (iv) other imperfections of title, restrictions or encumbrances of record, if any, which liens, imperfections of title, restrictions or other encumbrances do not materially impair the value or the continued use or occupancy and operation of the specific assets to which they relate substantially in the manner currently operated.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, estate, unincorporated organization or Governmental Entity.

"Proprietary and Confidential Information" means any information of a Person that is not generally known to the public or to the Person's competitors in the industry, is used in the business of such Person, and gives such Person an advantage over others that do not know the information. "Proprietary and Confidential Information" includes but is not limited to know-how, trade secrets, customer lists, supplier lists, referral source lists, computer software or data of any sort developed or compiled, algorithms, source or other computer code, requirements and specifications, procedures, security practices, regulatory compliance information, personnel matters, drawings, specifications, instructions, methods, processes, techniques, formulae, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data drawings, samples, processes, products, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects with respect to such Person’s business (including the Business, specifically in the case of the Company), and all other proprietary information of such Person.

“Protea” means the Parent and Protea Sub.

“Public Event” means a transaction that results in the Buyer becoming either a public reporting company that files (voluntarily or otherwise) reports with the Commission pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (whether by means of an initial public offering, reverse merger, self-registration or otherwise), or a public trading company that is quoted or listed on any U.S. securities exchange or quotation service.

“Purchase Price” has the meaning set forth in Section 2.2.

“Rebate Payment” has the meaning set forth in Section 8.2(f).

“Registrable Securities” has the meaning set forth in Section 4.4.

“Regulatory Authority” means any regulatory agency, ministry, department or other governmental body having authority in any country or region to control the development, manufacture, marketing, and sale of any pharmaceutical, therapeutic, biologic or medical device product, including the FDA and EMEA.

“Release Time” means the earlier of the Closing and the rightful abandonment or termination of this Agreement pursuant to Section 11.1.

“Restricted Period” means the time period commencing on the Closing Date and ending on the two (2) year anniversary of the Closing Date.

“Restrictions” means all liens, pledges, encumbrances, security interests, voting trusts, options, warrants, calls and rights of first refusal, provided however, the term Restrictions shall not include restrictions or requirements imposed by any Regulatory Authority.

“Restrictive Covenants” means those covenants of each of the Sellers set forth in Article 7 hereof.

“Reversion” has the meaning set forth in Section 4.1.

“Reversion Date” has the meaning set forth in Section 4.1.

 “Royalty Payment” has the meaning set forth in Section 2.3.

“Sale Payment” has the meaning set forth in Section 2.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Disclosure Schedules” means the document of even date herewith and delivered by the Sellers to the Buyer referring to the representations and warranties in this Agreement.

“Seller Indemnified Parties” means the Sellers and their respective officers, directors, partners, employees, Affiliates, agents, successors and assigns.

 “Series A Preferred” means the Series A Convertible Preferred Stock, $.0001 par value, of the Buyer.

 “Shares” has the meaning set forth in the preamble.

“Solicitation” has the meaning set forth in Section 8.1(h)(i).

“Tax” or “Taxes” means all federal, state, local and foreign taxes, contributions, charges, fees, levies, deficiencies or other assessments of whatever kind or nature, either direct or indirect,  imposed, assessed or collected by any Governmental Entity (a “Tax Authority”) (including all (i) corporate income, net income, gross income, gross receipts, sales, use, ad valorem, transfer, transaction, franchise, profits, license, withholding, actions, duties, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, value added, minimum, local, business, salaries, distributions, environmental and windfall profits taxes, (ii) registration and custom duties and (iii) social contribution, (iv) together with any interest, penalties and other related charges), including any liability therefore as a result of the French tax code (code général des impôts), the French social security code (code de la sécurité sociale) and of the Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, by reason of being a successor-in-interest or transferee of another entity, together with any interest, penalties, and additions to tax or additional amount imposed by any federal, state, local or foreign taxing authority.

 “Tax Proceeding” means an audit, examination, investigation, or Legal Proceeding relating to any Tax of the Company.

“Tax Return” includes any return, declaration, report, Claim for refund or credit, information return or statement, and any amendment thereto, including any consolidated, combined, unitary or separate return or other document (including any related or supporting information or schedule), filed on or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or the administration of any Laws covered by Laws or administrative requirements relating to Taxes.

“Third Party” means any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.

“Third Party Benefits” has the meaning set forth in Section 10.2(g).

“Transaction Documents” means, collectively, this Agreement, the Certificate of Designation and the Executive Agreements.

“Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents.

1.2.           Terms Generally; Certain Rules of Construction
.  Definitions in this Agreement and the other Transaction Documents shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The term “dollars” and “$” means United States dollars.  All references in this Agreement or any other Transaction Document to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to this Agreement or any other Transaction Document in which used, except as otherwise provided.  Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action is required to be taken or notice is required to be given on or before a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deemed timely if it is taken or given on or before the next Business Day.  Unless otherwise expressly provided herein or unless the context shall otherwise require, any provision using a defined term which is based on a specified relationship between one Person and one or more other Persons shall, as of any time, refer only to such Persons who have the specified relationship as of that particular time.

ARTICLE 2
THE PURCHASE

2.1.           Purchase and Sale of the Shares.  Subject to and upon the terms and conditions of this Agreement, Protea Sub hereby agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept the Shares, from Protea Sub, at the Closing, free and clear of any Restrictions whatsoever. At the Closing, Protea Sub shall deliver to Buyer the Shares, free and clear of any Restrictions along with appropriate stock powers duly executed by Protea Sub.

2.2.           Purchase Price.  The consideration for the Shares (the “Purchase Price”) shall consist of (i) $300,000 in cash payable at Closing (which the parties acknowledge a portion of which may be paid by forgiving outstanding indebtedness owed to the Buyer as evidenced by promissory notes issued by the Parent to the Buyer), (ii) 100 shares of Series A Preferred having the rights and preferences set forth in the Certificate of Designation, to be issued at Closing, and (iii) the contingent consideration described in Section 2.3.  The cash portion of the Purchase Price shall be paid by wire transfer into an account designated by the Parent.

2.3.           Contingent Consideration. The Buyer shall be obligated to make the following payments to the Parent upon the events and subject to the conditions set forth below:

(a)           The Buyer shall pay to the Parent, by wire transfer of immediately available funds to an account designated by the Parent, a one-time milestone payment of $2,000,000 (the “Milestone Payment”) within ten (10) days of receipt of the first approval by the FDA of a New Drug Application or Biologics License Application for a Business Product.

(b)           The Buyer shall pay to the Parent, by wire transfer of immediately available funds to an account designated by the Parent, an amount equal to 2.5% of Net Sales of Business Product up to $100,000,000 in aggregate Net Sales, and 1.5% of Net Sales of Business Product in excess of $100,000,000 (the “Royalty Payments”). Royalty Payments shall be made within forty-five (45) days after the end of each calendar quarter and shall be accompanied by a report showing all Net Sales during such calendar quarter, including a reconciliation to Gross Sales and a breakdown of all estimated Permitted Deductions from the gross amount invoiced to arrive at Net Sales.

(c)           In the event of the sale or transfer of the Business by the Buyer, at any time following the Closing, whether in connection with a sale of assets, merger, or other business combination, the Parent will be entitled to ten percent (10%) of the Transaction Value received by the Buyer in connection with such sale (the “Sale Payment”).  The Sale Payment shall be made at the same time as the payments to Buyer and all payments will be made in the same form as the consideration received by the Buyer unless otherwise mutually agreed in writing.  “Transaction Value” for purposes of this clause shall mean the aggregate value of all cash, securities, notes, debentures, options, warrants and other consideration paid for acquisition of equity of the Company, or for acquisition of assets owned by the Company or majority owned subsidiaries of the Company, including joint venture rights and interests. The Transaction Value shall be the aggregate fair value thereof as determined jointly by the Buyer and the Parent or by an independent appraiser jointly selected by the Buyer and the Parent.

2.4.           Closing.  The Closing of the Transactions shall occur electronically via email and facsimile on the Closing Date; provided, that if the parties mutually agree to a physical closing, then the Closing shall occur on the Closing Date at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154 on the Closing Date.  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Article 3 are true and correct as of the Closing Date, except as specifically disclosed in the Sellers’ Disclosure Schedules. The Sellers’ Disclosure Schedules will correspond to the numbered and lettered paragraphs contained in this Article 3, and the disclosure in any such specified schedule of the Sellers’ Disclosure Schedules shall qualify only the corresponding subsection in this Article 3 (except to the extent that the relevance of such disclosure to other sections of the Sellers’ Disclosure Schedules or this Agreement is reasonably apparent on its face from the content or the disclosure is specifically cross-referenced in another section of the Sellers’ Disclosure Schedules).

3.1.           Organization and Qualification. Schedule 3.1 of the Sellers’ Disclosure Schedules sets forth the Company’s place of incorporation or formation, principal place of business and jurisdictions in which it is qualified to do business. The Company (i) is a société par actions simplifée unipersonnelle duly organized and validly existing under the Laws of France; (ii) has full power and authority to carry on its business as it is now being conducted and to own, lease, use and operate the properties and assets purported to be owned by it and to carry on the Business in all material respects as currently conducted; (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of the Business, or the ownership or lease of its properties, require it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than “ProteaBio Europe SAS.“

3.2.           Authority Relative to this Agreement. Each of the Sellers has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Sellers and the consummation by Sellers of the Transactions have been duly and validly authorized by all necessary corporate action of the Sellers, and except for the consent of the sole shareholder of the Company, no other corporate action on the part of the Sellers is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Transactions. This Agreement and the other Transaction Documents have been duly executed and delivered by the Sellers and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3.           No Conflict. Except as set forth on Schedule 3.3 of the Sellers’ Disclosure Schedules, the execution and delivery of this Agreement and the other Transaction Documents by the Sellers do not, and the performance by the Sellers of their obligations hereunder and the consummation of the Transactions will not: (a) conflict with or violate any provision of the certificate of incorporation or other organizational documents of a Seller; (b) assuming that all filings and notifications described in Section 3.4 have been made, conflict with or violate any Law or Order applicable to a Seller or by which any of the Company’s assets or the Company is bound or affected; (c) contravene, conflict with or result in any breach of or result in a default (or an event which with the giving of notice or lapse of time or both would reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation or modification of, or result in the creation of any Restrictions on any of the Company’s assets or the Business; or (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity or Regulatory Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any filing, permit, authorization, consent, approval, right or Order that relates to the Business.

3.4.           Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by the Sellers does not, and the performance by the Sellers of their obligations hereunder and thereunder and the consummation of the Transactions will not, require any consent, approval, authorization or permit to be obtained by the Sellers of, or filing by the Sellers with or notification by the Sellers to, any Governmental Entity or Regulatory Authority, other than those contemplated in this Agreement and, after Closing, filing by Protea Sub of a notification with the Banque de France (declaration statistique) to inform the French authorities of the liquidation of Protea Sub’s foreign investment in the Company.

3.5.           Intellectual Property.

(a)           Disclosure and Ownership of Business Patents; No Restrictions. There are no Company-Owned Patents. Schedule 3.5(a) of the Sellers’ Disclosure Schedules lists all of the Company-Licensed Patents, setting forth in each case the jurisdictions in which the Company-Licensed Patents have been filed. Except as set forth in Schedule 3.5(a)(ii) of the Sellers’ Disclosure Schedules, the Company has a valid, legally enforceable right to use and license all Company-Licensed Patents.

(b)           Ownership of and Right to Use Business Know-How and Business IP; No Restrictions. Except as set forth in Schedule 3.5(b) of the Sellers’ Disclosure Schedules, the Company has good, valid and marketable title to, free and clear of all Restrictions, or a valid, legally enforceable right to use and license, the Business Know-How and Business IP.

(c)           2010 Mayoly Agreement. The 2010 Mayoly Agreement is in full force and effect and the Sellers’ have not received any notice of a breach by the Sellers of the 2010 Mayoly Agreement, other than a breach that shall have been waived prior to the Closing Date.

(d)           CNRS Agreement. The CNRS Agreement is in full force and effect and the Sellers’ have not received any notice of a breach by the Sellers of the CNRS Agreement, other than a breach that shall have been waived prior to the Closing Date.

(e)           Usage and Cross-Licensing Agreement. The Usage and Cross-Licensing Agreement by and among INRA TRANSFERT (a subsidiary of INRA in charge of patent management, acting on behalf of the CNRS and the French Institut National de la Recherche Agronomique (INRA)) and Mayoly dated February, 2 2006 (the “Usage and Cross-Licensing Agreement”) is in full force and effect and to the Sellers’ knowledge, Mayoly has not received any notice of a breach by Mayoly of the Usage and Cross-Licensing Agreement, other than a breach that shall have been waived prior to the Closing Date.

(f)           No Third Party Rights in Business Technology. Except as set forth in Schedule 3.5(f) of the Sellers’ Disclosure Schedules, and subject to the terms of the 2010 Mayoly Agreement and the 2014 Mayoly Agreement:

(i)           No Employee Ownership. No current or former officer, director, employee, consultant or independent contractor of the Company has any right, title or interest in, to or under any Business Technology developed by such person in the course of providing services to the Company that has not been either (A) irrevocably assigned or transferred to the Company or (B) licensed (with the right to grant sublicenses) to the Company under an exclusive, irrevocable, worldwide, royalty-free, fully-paid and assignable license.

(ii)           No Challenges. The Sellers have not received any written communication from any Person challenging or threatening to challenge, nor is any Seller a party to any pending and served proceeding or, to a Seller’s knowledge, pending but not served proceeding or threatened proceeding in which any Person is challenging the Company’s ownership of, and right to use and license, any of its Business Technology.

(iii)           No Restrictions. The Sellers are not subject to any outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of the Business Technology by the Company.

(g)           Patents. Except as set forth in Schedule 3.5(g) of the Sellers’ Disclosure Schedules:

(i)           Proper Filing. All Company-Licensed Patents for which the Sellers have any filing or maintenance obligations have been duly filed and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Entity, and have not lapsed (other than lapsed provisional applications that have been converted to non-provisional applications), expired or been abandoned.

(ii)           No Challenges. The Sellers have not received any written notice of and have no knowledge of any basis for any inventorship challenge, interference, interparties re-examination, invalidity or unenforceability with respect to Business Patents.

(h)           No Infringement of Third Party IP Rights. The Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or to its knowledge otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition under laws applicable to the Company.  Under the laws applicable to the Company, no Business Product, and no method or process used in the development, manufacturing or use of any Business Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. To the knowledge of the Sellers, there exists no Claim that the Company or any Business Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Business Product, or any method or process used in the development, manufacturing or use of any Business Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i)           Infringement Claims. No infringement, misappropriation, or similar Claim or Proceeding is pending or, to the best of any Seller’s knowledge, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such Claim or Proceeding. The Sellers have never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, any of their employees or agents, or any Business Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.

(ii)           Infringement Claims Affecting In-Licensed IP. No Claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending, or to the best of the Sellers’ knowledge, has been threatened, except for any such Claim or Proceeding that, if adversely determined, would not materially adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Business Product.

(i)           Confidentiality. The Sellers have undertaken commercially reasonable measures and precautions to protect and maintain the confidentiality of the Business Know-How.

(j)           Employee, Consultant and Contractor Agreements. Except as set forth in Schedule 3.5(j), all current and former employees, consultants and contractors of the Sellers who are or were involved in, or who have contributed to, the creation or development of any Business Technology have executed and delivered to the Company a written agreement regarding the protection of proprietary information and the irrevocable assignment to the Company of any intellectual property rights in Business Technology arising from services performed by such Persons. To the Sellers’ knowledge, no current or former employee, consultant or contractor of the Sellers is in violation of any term of any such agreement.

(k)           No Government Funding. Except as set forth in Schedule 3.5(k) of the Sellers’ Disclosure Schedule, no funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Business Technology.

3.6.           Contracts.

(a)           Schedule 3.6(a) of the Sellers’ Disclosure Schedules contains a true and accurate list of all Contracts, to which the Company is a party. Each of the Contracts is (assuming due authorization and execution by the other party or parties thereto) valid, binding and in full force and effect and enforceable by the Company in accordance with its terms.

(b)           The consummation of the Transactions will not result in a material breach of any of the Contracts.

(c)           There exists no material default or event of default or event, occurrence, condition or act, with respect to the Company, or to Sellers’ knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a material default or event of default under any Contract. The Sellers have not received written or oral notice of, and have no knowledge of any intent to effect, the cancellation, modification or termination of any Contract. True, correct and complete copies of all Contracts have been delivered to the Buyer.

(d)           Except as set forth on Schedule 3.6(d) of the Sellers’ Disclosure Schedules, the Company is not bound by any of the following:

(i)	any Contract that grants a power of attorney, agency or similar authority to another Person;

(ii)	any Contract to lend or advance to, invest in, or guarantee any Indebtedness, obligation or performance of, or indemnify any Person;

(iii)	any Contract limiting the freedom of the Company from engaging in any business including any non-competition agreement or other restrictive covenant agreement;

(iv)	any Contract that contains a Restriction with respect to any asset of the Company;

(v)	any capitalized leases; and

(vi)
any unexpired written bid or proposal to enter into any of the contacts identified above that is of a nature that it could, as presented, be accepted by a Third Party and be thereby binding upon the Company.

3.7.           Compliance with Laws. Except as set forth on Schedule 3.7 of the Sellers’ Disclosure Schedules, the Company is not in conflict in any respect with or in default or violation of any material Order materially affecting or relating to the Business, or the Laws of any Governmental Entity, materially affecting or relating to the Business. Except as set forth on Schedule 3.7 of the Sellers’ Disclosure Schedules, the Sellers have not received from any Governmental Entity any notification in writing with respect to possible conflicts, defaults or violations of Laws materially affecting or relating to the Business.

3.8.           Claims and Proceedings. Except as set forth on Schedule 3.8 of the Sellers’ Disclosure Schedules, there is no outstanding Order of any Governmental Entity or Regulatory Authority against or involving the Company or the Business. To the Seller’s knowledge, and except as set forth on Schedule 3.8 of the Sellers’ Disclosure Schedules, there are no Claims (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or threatened against or involving the Company or the Business or that otherwise relates to or might affect the Business (whether or not the Company is named as a party thereto). To the Sellers’ knowledge, there is no proposed Order that, if issued or otherwise put into effect, (i) could have a Material Adverse Effect or (ii) could have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions or any of the Transaction Documents.

3.9.           Regulatory Compliance.

(a)           The Company has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by any Governmental Entity and Regulatory Authority in the United States, France or foreign jurisdiction for the conduct of the Business as conducted to date, except where the failure to do so has not had a Material Adverse Effect and would not reasonably be expected to have a Material Adverse Effect.

(b)           The Company is in compliance with all FDA, EMEA and other non-United States equivalent agencies and similar state and local laws applicable to the maintenance, compilation and filing of reports with regard to its products and services.

(c)           The Company has not received any written notice or other written communication from the FDA, EMEA or any other Governmental Entity or Regulatory Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of its products or services; or (ii) otherwise alleging any material violation of any laws by the Company.

(d)           There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the knowledge of the Sellers, threatened) by the FDA, EMEA or any other Governmental Entity or Regulatory Authority with respect to any of the Company’s products or services, including any facilities where any of the Company’s products are produced, processed, packaged or stored and the Company has not within the last three years, either voluntarily or at the request of any Governmental Entity or Regulatory Authority, initiated or participated in a recall of any of the Company’s products or provided post-sale warnings regarding any of the Seller’s products.

(e)           All filings with and submissions to the FDA, EMEA and any corollary entity in any other jurisdiction made by the Company with regard to any product or service, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

(f)           None of the Company nor its directors, officers, employees, agents, representatives or consultants are under investigation by the FDA or other Regulatory Authority for debarment action or presently debarred pursuant to the Generic Drug Enforcement Act of 1992, as amended, or any analogous laws.

(g)           The Sellers have heretofore made available to the Buyer copies of all correspondence between any of the Sellers and any Regulatory Authority.

3.10.           No Finder. No Seller nor any Person acting on behalf of a Seller has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other brokerage fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Claim for any such payment would be based.

3.11.           Financial Statements. The Seller has delivered to the Buyer the Financial Statements. The Financial Statements (i) are true and correct (régulier et sincère) in all respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, (iii) present fairly (donnent une image fidèle et sincère) the financial position of the Company as of the respective dates thereof and the results of operations and cash flows (and changes in financial position, if any) of the Company for the periods covered thereby and (iv) reflect all liabilities (whether absolute, accrued, contingent or otherwise) of the Company required to be recorded thereon or in the annexes or notes thereto in accordance with GAAP, as applicable, as at the respective dates thereof. As of the Closing Date, the Company has no outstanding Indebtedness or off balance sheet arrangements. To the knowledge of Sellers, the audits of the Financial Statements have been conducted in each case in accordance with all applicable generally accepted auditing standards.

3.12.           Absence of Certain Changes.  Since December 31, 2013, except as set forth in Schedule 3.12 of the Sellers’ Disclosure Schedules (i) the Company has conducted the Business only “en bon père de famille”, in the ordinary course of business and consistent with past practice, (ii) no change in the financial conditions, assets, liabilities, businesses, or results of operation of the Company having or that may have a Material Adverse Effect has occurred and (iii) the Company has not undertaken any of the actions contemplated in Section 8.1(a).

3.13.           Off-Balance Sheet Undertakings. Except as set forth in Schedule 3.13 of the Sellers’ Disclosure Schedules, the Company is not bound by any off-balance sheet undertaking, and in particular it has not granted any guarantees (in any form whatsoever, including as a comfort letter), sureties or warranties with regard to the performance of obligations contracted by third parties (including the Sellers).

3.14.           Taxes.

(a)           The Company has complied with all applicable Laws relating to Tax. In particular, in the determination and computation of the research tax credit, the Company has complied with all applicable Laws relating to the research tax credit.

(b)           The Company has duly and timely filed (taking into account valid extensions of time to file) all Tax Returns required to be filed by it prior to the date hereof, which Tax Returns are true, correct, complete and prepared in accordance with applicable Law.

(c)           The Company has duly and timely paid (taking into account valid extensions of time to pay) all Taxes due and payable on or before the Closing Date, and has properly accrued on the Financial Statements in accordance with GAAP all Taxes not yet due or payable and that may become due and payable in respect of any period covered by the Financial Statements.

(d)            The Company has timely and properly withheld or collected, paid over and reported all Taxes required to be withheld or collected by it on or before the Closing Date.

(e)           The Company holds all documents supporting the information contained in the Tax Returns and, in particular, concerning the research tax credit.

(f)           The Company is not a party to any Contract that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by the Company by reason of Section 162, 280G or 404 of the Code.  The Company does not have any plan or Contract providing for deferred compensation that is subject to Section 409A(a) of the Code or any asset, plan or Contract that is subject to Section 409A(b) of the Code.

(g)           Except as set forth in Schedule 3.14 of the Sellers’ Disclosure Schedules, there are no current, notified, on-going, pending or, to the knowledge of Sellers, threatened Tax Proceeding, inspections, inquiries, action, suit, litigation or claims against, or related to the taxable income of the Company or to any Taxes of which the Company may be liable and the Company has not received any request for information or notice from any Tax Authority. Schedule 3.14 of the Sellers’ Disclosure Schedules sets forth (i) a list of all audits, examinations or investigations completed with respect to the Company for taxable periods ending after December 31, 2010; (ii) the amounts claimed or threatened to be claimed against the Company in connection with such Tax Proceeding; and (iii) the amounts paid by or on behalf of the Company, and the amount of any provisions made in the Financial Statements as a result of such Tax Proceeding. Such provisions as made in the Financial Statements are sufficient to cover all risks and costs associated with all pending or threatened Tax Proceeding, inspections, inquiries, litigation proceedings or claims.

(h)           The Company (i) has not received any written Tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreement with any Tax authority that would affect the Tax situation of the Company in any time period ending after the Closing; (ii) does not benefit from a specific Tax regime subordinated to the respect of any undertaking whatsoever, or has consented to, or may be found liable as a result of, any undertaking in respect of Taxes made in the context of acquisitions, divestitures, mergers, restructuring or similar transactions; or (iii) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(i)           At the Closing Date, there shall not be any encumbrances on any of the assets of the Company in connection with any failure (or alleged failure) to pay any Tax. No claim for Taxes has ever been made by an authority in a jurisdiction where the Company files Tax Returns.

3.15.           Capitalization, Etc. The Sellers have provided to the Buyer accurate and complete copies of the Company’s certificate of incorporation (K-bis), bylaws or other organizational documents as currently in effect. The capitalization of the Company consists solely of the Shares. Protea Sub is the lawful owner of all the Shares. The Shares are fully paid up and were validly issued. There are no securities, options, warrants, calls, pre-emptive, exchange, conversion, purchase or subscription rights, or other rights, agreements, arrangements or commitments of any kind, contingent or otherwise, that could require the Company to issue, sell or otherwise cause to become outstanding, any shares of capital stock or other equity or debt interest in the Company or require the Company to grant or enter into any such option, warrant, call, subscription, conversion, purchase or other right, agreement, arrangement or commitment, and no authorization has been given therefore. There are no voting trusts, shareholders’ agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or transfer of any Shares or any other equity interests in, or any rights or obligations of Protea Sub in the Company. As of the date of this Agreement, the authorized capital stock of the Parent consists of 200,000,000 Parent Shares and 10,000,000 shares of "blank check" preferred stock, par value $0.0001 per share, of which there are 65,713,600 Parent Shares issued and outstanding and no shares of preferred stock issued and outstanding.  All of the issued and outstanding Parent Shares have been duly authorized, validly issued, fully paid and non-assessable. The Parent owns 100% of the issued and outstanding capital stock of Protea Sub.

3.16.           Books and Records; Internal Accounting Controls. All material proceedings occurring since October 23, 2008 of the directors of the Company and all Consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company which have heretofore been made available to the Buyer. The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

3.17.           Ownership of Shares.  Protea Sub has good and valid title to all of the Shares, free and clear of any Restrictions.  When the Shares are transferred to the Buyer pursuant to this Agreement, the Shares shall be free and clear of any Restrictions, subject however to legal requirements imposed by the applicable securities and other laws of France, including local governments.

3.18.           Employee Matters.

(a)           Schedule 3.18(a) of the Sellers’ Disclosure Schedules sets forth a true and complete list of the names, titles, annual salaries or wage rates and other compensation, benefits, work permits, visas, resident alien status (if applicable) and office location of all employees of the Company with an indication of their seniority.

(b)           The Sellers have made available to the Buyer copies of the employment contracts of all the employees of the Company listed in schedule 3.18(a) of the Sellers’ Disclosure Schedules.

(c)           Except as set forth in schedule 3.18(c) of the Sellers’ Disclosure Schedules, the Company is not involved in negotiations, whether with employees or employees’ representatives, to modify the terms and conditions of employment of any of its employees (other than the employees’ annual pay review consistent with past practice), and, has not made any representations, promises, offers or proposals to any of its employees, or to any employees’ representatives, concerning or affecting the terms and conditions of employment (including in relation to any benefits and remuneration) of any of the employees.

(d)           The Company has complied with all applicable Laws, Orders, relevant collective status and collective bargaining agreements relating to employment, labor and employee health and safety (including French statutory working time rules). No present or former employee, officer or director of the Company has, or will have at the Closing Date, any Claim against the Company or the Buyer for any matter including for (i) wages, salary (including in respect of work made in excess of the French statutory working time rules), bonus, mandatory rest (contrepartie obligatoire en repos), vacation, severance, benefit plans, undeclared work (travail dissimulé), or sick pay except for the same incurred in the ordinary course of business through the last payroll period prior to the Closing Date, or (ii) Claims respecting employment conditions or practices, including discrimination, sexual harassment, safety conditions, French statutory working time rules, undeclared work (travail dissimulé) and mandatory rest (contrepartie obligatoire en repos).

(e)           Except as set forth in Schedule 3.18(e) of the Sellers’ Disclosure Schedules, the Company is not a party to or bound by any collective labor agreement or similar arrangement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company and no collective bargaining agreement which is binding on the Company restricts any of them from relocating or closing any of their operations or contains any obligation relating to the maintenance of the level of employment.  There is no: (i) unfair labor practice complaint against the Company pending before any French court or any state or local agency; (ii) pending labor strike or other material labor trouble affecting the Company; (iii) material labor grievance pending against the Company; (iv) pending representation question respecting the employees of the Company; or (v) pending arbitration proceeding arising out of or under any collective bargaining agreement to which the Company is a party.

(f)           Schedule 3.18(f) of the Sellers’ Disclosure Schedules sets forth a true and complete list of every Company Plan now in effect or under which the Company has or might have any obligation. Each Company Plan has been maintained and administered in all respects in material compliance with its terms and all applicable Laws. There are no unpaid amounts past due in respect of any Company Plans in which the Company participates. All liabilities and contingent liabilities with regard to such Company Plans as at December 31, 2013 have been properly accounted for in the Financial Statements.

3.19.           Banks. Schedule 3.19 of the Sellers’ Disclosure Schedules contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of the Company with respect to bank accounts.

3.20.           Real Property.  The Company does not own any real property. Schedule 3.20 of the Sellers’ Disclosure Schedules sets forth a true and complete list of all real property leased by the Company.  True and correct copies of all leases, and all amendments to such leases, have been delivered to the Buyer.  All of such leases are in full force and effect and no event of default by the Company has occurred, and no event has occurred which (whether with or without notice, lapse of time or both) could reasonably be expected to cause a default thereunder.

3.21.           Environment.

(a)           No activities of the Company and no facilities used or owned by it are and have been the source of any pollution or any damage to human health or the environment of any nature whatsoever.

(b)           None of the land, premises or facilities used or owned by the Company are contaminated by any pollution whatsoever.

(c)           No dangerous or toxic wastes or substances are or have been stored or treated on land currently owned, used or leased, or which has been owned, used or leased in the past, by any the Company.  The Company has not shipped or caused the shipment of any dangerous or toxic wastes or substances.  The Company has not disposed or caused the disposal of wastes whatsoever on sites other than those specifically designed for their storage, treatment or destruction and other than in compliance with applicable rules and regulations.

(d)           There are no prohibitions, injunctions, Restrictions or limitations of any nature whatsoever on the free use or disposal by the Company of any of its movable assets arising from their environmental condition, and there are no facts or circumstances which may provide a basis for any such prohibition, injunction, Restriction or limitation.

3.22.           Restricted Shares. The Parent understands and acknowledges that: (i) the shares of Series A Preferred have not been, and will not be, registered with the Commission under Section 5 of the Securities Act in reliance upon one or more exemptions afforded by the Securities Act and/or rules promulgated by the Commission pursuant thereto which may be selected by the Buyer in its sole discretion including, without limitation: (1) Section 4(2) of the Securities Act for private offerings; and (2) Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act for private offerings; and (ii) the shares of Series A Preferred (and shares of Common Stock issuable upon conversion thereof) have not been, and will not be, registered or qualified with any applicable state or territorial securities regulatory agency in reliance upon one or more exemptions afforded from registration or qualification afforded under the securities laws of such state or territory which exemptions may be selected by the Buyer in its sole discretion.

3.23.           Access to Information.  During the course of the Transactions, the Parent has had the opportunity, to the extent it determined to be necessary or relevant in order to evaluate the sufficiency of the Purchase Price: (i) to be provided with financial and other written information about the Buyer to the extent the Buyer has such information in its possession or could acquire it without unreasonable effort or expense; (ii) to meet with representatives of the Buyer and to ask questions and receive answers concerning the terms and conditions of this Agreement, the shares of Series A Preferred and the Common Stock issuable upon conversion of the Series A Preferred, and the business of the Buyer and its finances; (iii) to review all documents, books and records of the Buyer; and (iv) to the extent the Parent availed itself of this opportunity, received satisfactory information and answers.

3.24.           Disclosure.  No representation or warranty by the Sellers contained in or connected to this Agreement or any other Transaction Document, nor any written statement or certificate furnished or to be furnished by or on behalf of the Sellers to the Buyer or any representatives of the Buyer in connection herewith or pursuant hereto or listed on any Schedule hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.  To the extent that any disclosure in any single Schedule reasonably puts the Buyer on actual notice of the facts reflected therein, such disclosure shall be deemed to be a disclosure in all other Schedules under this Agreement as to such facts.

3.25.           Transactions with Affiliates. Except as set forth in the Financial Statements or as contemplated by the Executive Royalty Agreement, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any Person owning any capital stock of the Company or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder. All the shareholder’s loans have been made in accordance with applicable Law by Protea Sub (and not Parent).

3.26.           Title to Assets. The Company has good and marketable title to (i) all properties and assets purportedly owned or used by it as reflected in the Financial Statements, (ii) all properties and assets necessary for the conduct of the Business as currently conducted, and (iii) all of the real and personal property reflected in the Financial Statements free and clear of any Restrictions.

3.27.           Insurance.  Schedule 3.27 provides a complete and accurate summary of the insurance policies of the Company (with the indication of the policy number, execution date, duration, name of the carrier, nature of the risks covered and principal terms and conditions). These insurance policies have been subscribed with insurance companies which are known to be solvent.  The corresponding premiums have been duly paid and the Company has complied with the provisions thereof.  The continuity and cost of the coverage provided by those policies shall not be affected by the sale of the Shares to the Buyer.

3.28.           No Insolvency. The Company (i) has not made an amicable settlement with its creditors (règlement amiable) or entered into any moratorium or other arrangement with its creditors generally; (iii) is not in judicial reorganization (redressement judiciaire) or judicial liquidation (liquidation judiciaire); (iv) has not been the object of any proceedings for the reorganization or collective discharge of its liabilities under the laws of any jurisdiction; (v) has not filed any motion, request or petition of bankruptcy, reorganization, suspension of lawsuits or claims by its creditors or the equivalent thereof; or (vi) is not under the threat of any such proceedings. The Company is not under voluntary liquidation or winding-up nor has it ceased or proposed to cease to carry on all or a substantial portion of the Business.

3.29.           No Undisclosed Liabilities.  Except as set forth on Schedule 3.29, to the Company’s knowledge, the Company does not have any material liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except (i) as disclosed in the Financial Statements or as otherwise specifically disclosed herein; and (ii) for liabilities and obligations incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice.

ARTICLE 4
REVERSION OF SHARES; ISSUANCE OF PARENT SHARES; PARENT REGISTRATION RIGHTS; ANTI-DILUTION RIGHTS

4.1.           Reversion of Shares.

(a)           In the event the Buyer has not provided evidence reasonably acceptable to the Parent that the Buyer has raised gross proceeds from an equity or equity-linked financing of the Buyer of at least $2,000,000 (the “Funding Threshold Amount”) on or before the six (6) month anniversary of the Closing Date (the “Reversion Date”), the Shares, together with any funds the Buyer has raised in such equity or equity-linked financing and any subsequent financing, will revert to the Parent (the “Reversion”), and the Series A Preferred will be forfeited by the Parent to the Buyer and automatically cancelled as of the Reversion Date.

(b)           In the event of a Reversion, Section 8.1(f) (Taxes), Section 8.2(c) (Additional Financing), and Section 10.1(a) (Indemnification regarding Taxes), shall each immediately terminate.

(c)           Upon satisfaction of the Funding Threshold Amount, all rights of Protea to the Shares will terminate.

4.2.           Issuance of Parent Shares.  In the event of a Reversion, promptly following the Reversion Date, the Parent will issue to the Buyer (and/or its designees) Parent Shares at the Conversion Price equal to the total dollar amount raised by the Buyer through the Reversion Date, including the cash portion of the Purchase Price and the Option Fee.  The Parent covenants and agrees that upon issuance of the Parent Shares described above, such Parent Shares shall be duly authorized, validly issued, fully paid and non-assessable.  The Buyer (and/or its designees) shall have “piggy-back” registration rights with respect to such Parent Shares on substantially the same terms as the “piggy-back” registration rights granted to the Parent pursuant to Section 4.4.

4.3.           Further Assurances in Order to Effect the Reversion.  In the event of a Reversion, each party shall execute and deliver such further certificates, agreements, assignments and other documents and take such other actions as the other party may reasonably request in order to effect the Reversion in accordance with the terms of this Agreement.

4.4.           Parent Registration Rights.  Following the consummation of a Public Event, the Parent shall have the following “piggy-back” registration rights with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred (the “Registrable Securities”).

(a)           Notice of Registration.  If at any time or from time to time following the consummation of a Public Event, the Buyer shall determine to register any of its shares of Common Stock exclusively for cash, either for its own account or the account of security holders, other than (i) a registration on Form S-8 or otherwise relating solely to employee benefit plans, (ii) a registration on Form F-4 or S-4, (iii) a registration on any other form which does not permit secondary sales, or (iv) a registration on any other form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, the Buyer shall:

(i)           promptly give to the Parent written notice thereof; and

(ii)           include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all Registrable Securities as are specified in a written request or requests, actually received by the Buyer within 20 days after receipt of such written notice from the Buyer by the Parent.

(b)           Underwritten Offerings.  If the registration of which the Buyer gives notice is for a registered public offering involving an underwriting, the Buyer shall so advise the Parent as a part of the written notice given pursuant to Section 4.4(a).  In such event the right of the Parent to registration pursuant to Section 4.4(a) shall be conditioned upon the Parent’s participation in such underwriting and the inclusion of the Registrable Securities in the underwriting to the extent provided herein.  The Parent shall (together with the Buyer and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Buyer.  The foregoing shall include, without limitation, such powers of attorney and escrow agreements as the underwriters may require.  Notwithstanding any other provision of this Section 4.4, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, or if the number of shares that may be registered shall be limited by reason of Rule 415 under the Securities Act, the number of shares of Registrable Securities to be included in such registration shall be reduced accordingly, it being understood that the shares proposed to sold by the Buyer in such underwriting shall be given priority and shall not be subject to any such limitation vis-a-vis the Registrable Securities.  The Buyer shall so advise the Parent and other holders distributing their securities through such underwriting, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among the Parent and such other holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by the Parent and such other holders at the time of filing the registration statement.  To facilitate the allocation of shares in accordance with the above provisions, the Buyer may round the number of shares allocated to the Parent to the nearest 100 shares.  If the Parent disapproves of the terms of any such underwriting, the Parent may elect to withdraw therefrom by written notice to the Buyer and the managing underwriter.

The Registrable Securities so excluded or withdrawn shall also be excluded or withdrawn from registration, and neither such Registrable Securities nor any securities convertible into or exchangeable or exercisable for Common Stock shall be sold in any public sale or other distribution, without the prior written consent of the Buyer or such underwriters, for such period of time before and after (not to exceed thirty (30) days before and one hundred eighty (180) days after) the effective date of the registration statement relating thereto as the underwriters may require.

(c)           Buyer Termination of Registration.  The Buyer reserves the right to terminate any registration under this Section 4.4 at any time and for any reason without liability to the Parent.

4.5.           Anti-Dilution.  The Parent shall have the anti-dilution rights described in the Certificate of Designation.

4.6.           Board Appointment Rights.  For so long as the Parent owns such number of shares of Series A Preferred as shall be convertible into twenty percent (20%) or more of the issued and outstanding common stock of the Buyer, the Parent shall have the right to designate at least one member of the board of directors of the Buyer; provided, however, that the Buyer shall not increase the size of its board to greater than five (5) members without the advance written consent of the Parent.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

5.1.           Buyer Representations.  The Buyer hereby represents and warrants to the Sellers as follows:

(a)           Formation.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Buyer has all requisite power and authority, and all necessary Consents, Orders, licenses and Permits of and from all Governmental Entities, to own and use its assets, and to carry on its business as it is now being conducted.

(b)           Authority; Binding Effect; and Consents.  The execution, delivery and performance by the Buyer of this Agreement and any other Transaction Documents to which the Buyer is a party and the consummation of the Transactions by the Buyer have been duly and validly authorized by all necessary action on the part of the Buyer.  The Buyer has all requisite power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to carry out the Transactions.  This Agreement and any other Transaction Documents to which the Buyer is a party have been duly executed and delivered by the Buyer and constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c)           Consents of Governmental Entities.  Except as set forth on Schedule 5.1(c), no Consent, declaration, filing or registration by the Buyer with any Governmental Entity is required in connection with the execution and delivery by the Buyer of this Agreement and the consummation of the Transactions.

(d)           No Conflict.  Neither the execution, delivery nor performance of this Agreement and any other Transaction Documents to which the Buyer is a party, nor the consummation by the Buyer of the Transactions, will conflict with, or result in a breach of, any of the terms, conditions or provisions of the certificate of incorporation, by-laws or any material Contract to which the Buyer is a party or by which it is bound.

(e)           Brokerage.  No broker or finder has acted directly or indirectly for the Buyer in connection with this Agreement or the Transactions, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on Contracts made by or on behalf of the Buyer.

(f)           Litigation; Compliance.  There is no Claim, pending or to the knowledge of the Buyer threatened, nor is there any written Order outstanding, against the Buyer which would prevent the Buyer from being able to close the Transactions.

(g)           Capitalization of the Buyer.  The authorized capital stock of the Buyer consists of 9,000,000 shares of Common Stock, and 1,000,000 shares of "blank check" preferred stock, par value $0.0001 of which there are 3,584,321 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.  All of the issued and outstanding Common Stock has been duly authorized, validly issued, fully paid and non-assessable.

(h)           Valid Issuance of Series A Preferred.  The shares of Series A Preferred, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of Restrictions on transfer other than restrictions on transfer under the Certificate of Designation, the other Transaction Documents, applicable state and federal securities laws and Restrictions created by or imposed by the Parent.  Assuming the accuracy of the representations of the Parent in Article 3 of this Agreement and subject to the filing of the Certificate of Designation, the shares of Series A Preferred will be issued in compliance with all applicable federal and state securities laws.  The Common Stock issuable upon conversion of the Series A Preferred has been duly reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable and free of Restrictions other than restrictions on transfer under the Transaction Documents, applicable federal and state securities laws and Restrictions created by or imposed by the Parent.

(i)           Restricted Shares. The Buyer understands and acknowledges that: (i) any Parent Shares issued to the Buyer, when and if issued, will not be registered with the Commission under Section 5 of the Securities Act in reliance upon one or more exemptions afforded by the Securities Act and/or rules promulgated by the Commission pursuant thereto which may be selected by Parent in its sole discretion including, without limitation: (1) Section 4(2) of the Securities Act for private offerings; and (2) Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act for private offerings; and (ii) any Parent Shares issued to the Buyer, when and if issued, will not be registered or qualified with any applicable state or territorial securities regulatory agency in reliance upon one or more exemptions afforded from registration or qualification afforded under the securities laws of such state or territory which exemptions may be selected by the Parent in its sole discretion.

(j)           Access to Information.  During the course of the Transactions, the Buyer has had the opportunity, to the extent it determined to be necessary or relevant in order to evaluate the risk of the Reversion: (i) to be provided with financial and other written information about the Sellers to the extent the Sellers have such information in their possession or could acquire it without unreasonable effort or expense; (ii) to meet with representatives of the Parent and to ask questions and receive answers concerning the terms and conditions of this Agreement, the Parent Shares, and the business of the Sellers and their finances; (iii) to review all documents, books and records of the Sellers, including the Books and Records and the public filings of the Parent made with the Commission; and (iv) to the extent the Buyer availed itself of this opportunity, received satisfactory information and answers.

ARTICLE 6
CONDITIONS TO CLOSING AND CLOSING DELIVERIES

6.1.           Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the Transactions shall be subject to the following conditions unless waived in writing by the Buyer:

(a)           Representations.  The representations and warranties of the Sellers contained in this Agreement shall be true in all respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

(b)           Compliance with all Agreements.  The Sellers shall have performed and complied in all respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

(c)           No Material Adverse Effect.  During the period from the date hereof through the Closing Date, there shall have been no Material Adverse Effect.

(d)           No Orders; Legal Proceedings.  No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Claim have been instituted and remain pending or have been threatened and remain so at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or materially restrict the Transactions or materially restrict the Business from operating following the Closing Date consistent with past practice.

(e)           Officers’ Certificates.  The Buyer shall have received from the Sellers (dated the Closing Date and in form and substance reasonably satisfactory to the Buyer) a certificate or certificates signed by the chief executive officer of each Seller, certifying and setting forth (i) that the conditions specified in subsections (a), (b), (c) and (d) of this Section 6.1 have been fulfilled, (ii) the names, signatures and positions of the directors and the officers of each Seller authorized to execute any agreements contemplated herein to which such Seller is a party, and (iii) a copy of the resolutions adopted by the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement, any agreement contemplated herein to which such Seller is a party and the Transactions.

(f)           Good Standing Certificates.  The Sellers shall have delivered to the Buyer a good standing certificate with respect to each of the Sellers as of a date no more than five (5) days prior to the Closing Date, issued by the Secretary of State or equivalent officer of the jurisdiction of such entity’s incorporation or formation, as applicable.

(g)           No Indebtedness or other Obligations of the Company or Restrictions on its Assets.  On the Closing Date and after giving effect to the Transactions, the Company shall not have any Indebtedness or any Restrictions other than Permitted Liens on its assets.

(h)           Required Consents.  All material Consents from Third Parties and all waiting periods required under any Contract to which the Company is a party or subject, as applicable, in each case required to enter into, and consummate the Transactions, shall have been obtained, expired or the necessity for such Consent or waiting periods shall have been waived in writing by such Third Party.

(i)           Deliveries in Respect of the Transfer of the Shares.  The Parent and Protea Sub shall have tendered to the Buyer: (i) duly signed transfer forms (ordres de mouvement) in favor of the Buyer in respect of all the Shares, in accordance with the terms of this Agreement; (ii) a share ownership certificate (attestation d'inscription en compte) together with a certified copy of the relevant pages of the Company's books (comptes d'actionnaires and registre des mouvements de titres) evidencing that the transfer of the Shares to Buyer and that the name of Buyer as owner of the Shares have been duly recorded thereon; (iii) the registers (registre des mouvements de titres) and shareholder accounts (fiches individuelles d'actionnaires) of the Company and all statutory registers and other books and records of the Company; (iv) a certified copy of the resolution of Protea Sub approving the transfer of the Shares to the Buyer; and (v) a short-form share purchase agreement attached as schedule 6.1(i) for the sole purpose of registering the transfer of the Shares with the French Tax authorities.

(j)           Executive Agreement.  On or prior to the Closing Date, the shareholder of the Company shall have approved the terms and conditions of the Executive’s mandate social in accordance with Exhibit B and delivered to the Buyer the minutes of such decision.

(k)           Insurance.  The Buyer shall have received insurance certificates or other documentation to its satisfaction, evidencing that the Company has insurance with respect to operation of the Business in amount and coverage satisfactory to the Buyer.

(l)           Certificate of Designation.  The Buyer shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware on or prior to the Closing Date.

(m)           2014 Mayoly Agreement.  The Company shall have executed, and delivered to the Buyer, an executed copy  of the 2014 Mayoly Agreement in substantially the form attached hereto as Exhibit D, together with evidence of such approval or consent as required by INRA TRANSFERT in accordance with the terms and conditions of the Usage and Cross Licensing Agreement or confirmation from Mayoly, delivered in such form as shall be reasonably acceptable to the Buyer, that such written consent or approval is not required as a result of the expiration of the applicable 30 day waiting period.

(n)           Usage and Cross-Licensing Agreement.  The Sellers shall have provided to the Buyer a letter signed by each of the Sellers certifying (i) that Mayoly has paid to INRA TRANSFERT all sums due under the Usage and Cross-Licensing Agreement, and performed all of its obligations with respect to the 2010 Mayoly Agreement or that Mayoly has paid the releasing balance provided under the Usage and Cross-Licensing Agreement, (ii) that the Usage and Cross-Licensing Agreement is a worldwide exclusive license and that such license has not been converted into a non-exclusive license, and (iii) more generally that no provision of the Usage and Cross-Licensing Agreement restricts Mayoly from performing its obligations under the 2014 Mayoly Agreement.

(o)           CNRS Agreement. The Company shall have notified in writing CNRS and the University of Aix Marseille of the Transaction and the Company shall have provided a copy of such written notification to the Buyer.

(p)           Assignment of Rights. The Protea Sub shall have assigned to the Company and/or the Buyer all its rights pertaining to the 2010 Mayoly Agreement.  In addition, the Parent and Protea Sub shall have assigned to the Company and/or the Buyer all their rights, assets, know-how and all Intellectual Property Rights in respect of program PR1101, which is described on Exhibit E. The Parent and the Protea Sub agree to execute and deliver such further certificates, agreements, assignments and other documents and take such other actions as the Buyer may reasonably request in order to effect the assignment of rights contemplated herein.

(q)           Shareholder’s loans. Protea Sub shall have assigned all its outstanding current account, if any, together with its right of reimbursement (better fortune clause) under all past shareholder’s loan to the Buyer in accordance with article 1690 of the French civil code.

6.2.           Conditions to Obligations of the Sellers.  The obligation of the Sellers to consummate the Transactions with respect to the Buyer shall be subject to the following additional conditions unless waived in writing by the Sellers:

(a)           Representations.  The representations and warranties of the Buyer contained in this Agreement shall be true in all respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

(b)           Compliance.  The Buyer shall have performed and complied in all respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(c)           Officer’s Certificate.  The Sellers shall have received from the Buyer (dated the Closing Date and in form and substance reasonably satisfactory to the Sellers) a certificate of an officer of the Buyer certifying and setting forth (i) that the conditions specified in subsections (a) and (b) of this Section 6.2 as to the Buyer have been fulfilled, (ii) the names, signatures and positions of the Persons authorized to execute this Agreement and any other Transaction Documents to which the Buyer is a party on behalf of the Buyer and (iii) a copy of the resolutions of the Buyer authorizing the execution, delivery and performance of this Agreement.

(d)           Payment of the Purchase Price.  The Buyer shall have paid the cash portion of the Purchase Price to the Parent at the Closing.

(e)           Issuance of Series A Preferred Stock Certificates.  Certificates representing the shares of Series A Preferred shall have been issued and delivered to the Parent.

(f)           Certificate of Designation.  The Buyer shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware on or prior to the Closing Date.

ARTICLE 7
RESTRICTIVE COVENANTS

7.1.           Non-Solicitation.  In consideration for the Transactions, and for the purpose of protecting the respective trade secrets and goodwill of Protea and the Buyer, neither party nor its Affiliates shall, during the Restricted Period, directly or indirectly through any other Person:

(a)           (i) employ, solicit or induce any individual who is, or was at any time during the one (1) year period prior to the date hereof, an employee, consultant or sales representative of the other party, (ii) cause such individual to terminate or refrain from renewing or extending his or her employment by or consulting relationship with the other party or (iii) cause such individual to become employed by or enter into a consulting relationship with such party or its Affiliates or any other Person.

(b)           solicit, persuade or induce any customer to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the other party or any of its Affiliates in regard to the purchase of products or services procured, performed, manufactured, marketed or sold, or to become a customer of or enter into any contractual or other relationship with any competitor of the other party, as applicable, or any other Person in regard to the purchase of products or services similar or identical to those procured, performed, manufactured, marketed or sold by the other party or any of its Affiliates.

(c)           solicit, persuade or induce any supplier to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the other party or any of its Affiliates or to become a supplier of or enter into any contractual or other relationship with such party, as applicable directly or indirectly in regard to the sale of products or services similar or identical to those purchased, performed, manufactured, marketed or sold by the other party or any of its Affiliates.

7.2.           Non-Competition.  In consideration for the Transactions, and for the purpose of protecting the respective parties’ business, trade secrets and goodwill:

(a)           Protea (except on behalf of the Company or any of its Affiliates, if any, with respect to any individuals who become employed by the Company) shall not, during the Restricted Period, directly or indirectly, in its own capacity or through any other Person, whether as owner, consultant, executive, partner, member, manager, officer, director, sales representative, venturer, agent, through equity ownership, investment of capital, rendering of services, or otherwise, engage or assist others to engage in the Business in direct competition with the Company or Buyer; provided however, direct or beneficial equity ownership by Protea, its Affiliates, directors, officers or employees of less than 10% of any business entity engaged in activities similar to the Business shall not be regarded as a violation of this Section 7.2.

(b)           The Buyer nor any of its Affiliates shall not, during the Restricted Period, directly or indirectly, in their own capacity or through any other Person, whether as owner, consultant, executive, partner, member, manager, officer, director, sales representative, venturer, agent, through equity ownership, investment of capital, rendering of services, or otherwise, engage or assist others to engage in direct competition with Protea; provided however, direct or beneficial equity ownership by the Buyer, its Affiliates, directors, officers or employees of less than 10% of any business entity engaged in activities similar to the business of Protea shall not be regarded as a violation of this Section 7.2.  For clarity, in the event of a Reversion, the Business of the Company shall be considered part of the business of Protea.

7.3.           Non-Disclosure and Non-Use.  Without the prior written Consent of the other party, neither Buyer and its Affiliates on the one hand, and Protea and its Affiliates on the other hand, shall disclose or use any Proprietary and Confidential Information of the other party, which any of their respective officers, managers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain and such Proprietary and Confidential Information shall not be published, disclosed, or made accessible by any of them to any other Person or used by any of them, provided, however, that such party may disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by such party or any of its Affiliates and representatives (ii) as becomes available to such party on a non-confidential basis from a source other than any other party hereto or such other party’s Affiliates or representatives, provided that such source is not known or reasonably believed by such party to be bound by a confidentiality agreement or other obligations of secrecy (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Entity having or claiming to have jurisdiction over it, or as may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any governmental approval or Consent required in order to consummate the Transactions or (v) as may be necessary to establish such party’s rights under this Agreement; provided, further, however, that in the case of clauses (i), (iii), and (iv), the Person intending to disclose Proprietary and Confidential Information will promptly notify the party to whom it is obliged to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information.  In the event the Transactions are not consummated and this Agreement is terminated pursuant to Section 11.1, each party hereto shall return all confidential materials to the appropriate other party or destroy such confidential materials (and certify in writing the destruction thereof) exchanged in connection with this Agreement.  Each party acknowledges responsibility for disclosures caused by such party and any of its respective Affiliates and representatives.

7.4.           Non-Disparagement.  Each party agrees not to (i) in any way publicly disparage the other party or their respective Affiliates, equity holders, officers, directors, employees or agents or the Business, (ii) cause embarrassment or public humiliation to such Persons, or (iii) make any public statement or take any action that is adverse, inimical or otherwise detrimental to the interests of any such Persons or the Business.

7.5.           Equitable Relief/Interpretation.  Each of Protea and Protea Sub on the one hand, and Buyer and its Affiliates on the other hand, severally and not jointly, acknowledges that a breach of the covenants contained herein, including the covenants contained in this Article 7, may cause irreparable damage to the other party, the amount of which will be difficult to ascertain, and that the remedies at Law for any such breach will be inadequate.  Accordingly, each party hereto agrees, that, in addition to any other remedy which may be available at Law or in equity, each party shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach.  The parties acknowledge that the time, scope and other provisions of this Article 7 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the Transactions.  In the event that any provision in this Article 7 or any other provision contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable, such provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action so as to be enforceable to the extent consistent with then applicable Law.

ARTICLE 8
OTHER COVENANTS AND AGREEMENTS

8.1.           Covenants To Be Observed by the Buyer and Protea.  Protea and the Buyer hereby covenant and agree to the following and to cause the Company to comply with the following:

(a)           Operation of Business in the Ordinary Course.  Except as previously approved by the Buyer in writing, until the Release Time, the Company shall conduct the Business only in the ordinary course and consistent with prior practices.  Without limiting the generality of the foregoing, prior to the Release Time, the Company shall not without the Buyer’s prior written consent, (i) amend or propose to amend its articles of incorporation, by-laws or other organizational documents, as applicable, (ii) make or change any Tax election or change any annual Tax accounting period, or (iii) make any dividends or distributions of cash or property.

(b)           Insurance; Defaults; Litigation.  Until the Release Time, the Company shall (i) maintain in force (including necessary renewals thereof) the insurance policies currently in effect, except to the extent that they may be replaced with equivalent policies appropriate to insure its assets and business, to the same extent as currently insured, without material increase in cost; (ii) comply in all respects with all Contracts to which the Company is a party and not suffer or permit to exist any condition or event that, with notice or lapse of time or both, would constitute a default by it under any material Contract, license or governmental Consent or Permit; (iii) duly observe and conform, in all material respects, to all applicable Laws; and (iv) notify the Buyer of any Claim that after the date hereof is threatened or commenced against it.

(c)           Access.  Until the Release Time, the Company shall, upon reasonable notice, afford the Buyer and its accountants, managers, members, officers, partners, employees, counsel, agents and other representatives, reasonable access during business hours to the plants, properties, Books and Records, shall permit them to make extracts from and copies of such Books and Records, and will from time to time furnish the Buyer with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or further prospects of the Company as the Buyer requests; provided, however, that the Buyer agrees to keep all information obtained as a result of such access in strict confidence in the event the Transactions are terminated as described in Article 11 hereunder, and all such information shall be returned to the Company within a reasonable time.  Until the Release Time, the Company shall cause its statutory auditors (commissaire aux comptes) to make available to the Buyer and its independent certified public accountants the work papers relating to any audits of the Company.

(d)           Contracts.  Until the Release Time, except with respect to such contracts or other agreements as shall be necessary to consummate the Transactions, including but not limited to, the entry into the 2014 Mayoly Agreement and the Executive Royalty Agreement, the Company shall not enter into any Contract (unless such Contract is in the ordinary course of business consistent with past practices) not approved in writing by the Buyer.

(e)           Employee Benefits.  Until the Release Time, the Company shall refrain from adopting any Company Plan or amending any Company Plan which increases the current or future liability of the Company thereunder (other than an amendment that is required by Law) and shall pay all contributions to the Company Plans as they become due.

(f)           Taxes.

(i)           Protea shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company that are due after the date hereof for taxable periods ending on or before the Closing Date.  Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Buyer, which consent shall not unreasonably be withheld, delayed or conditioned.  Protea shall give a copy of each such Tax Return to the Buyer prior to filing for its review and comment (such receipt and any review and/or comment by the Buyer to not affect the Buyer’s rights set forth in Article 10).  Protea (prior to the Closing) and the Buyer (following the Closing) shall cause the Company to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Parent proof of such payment.  Not later than twenty (20) days before the due date for payment of Taxes with respect to any such Tax Returns, Protea shall pay to the Company an amount equal to that portion, if any, of the Taxes shown on such Tax Return for which Protea has an obligation to indemnify the Buyer pursuant to the provisions of Section 10.1.

(ii)           The Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company for taxable periods ending after the Closing Date.  Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate and tax election or change any accounting practice or procedure without the prior consent of the Parent, which consent shall not unreasonably be withheld, delayed or conditioned.  Not later than twenty (20) days before the due date for payment of Taxes with respect to any such Tax Returns, Protea shall pay to the Company an amount equal to that portion, if any, of the Taxes shown on such Tax Return for which Protea has an obligation to indemnify the Buyer pursuant to the provisions of  Section 10.1.

(iii)           Following the Closing, the Parent may amend any Tax Return of the Company for any taxable period ending on or before the Closing with the consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.  The Buyer shall cause the Company to cooperate in connection with the preparation and filing of such amended Tax Returns and any Tax Proceeding in connection therewith.  The cost of preparing and filing such amended Tax Returns shall be borne by the Parent.

(iv)           Following the Closing, the Buyer shall not cause or permit the Company to file a Tax Return with respect to a taxable period that ended on or prior to the Closing (or amend a Tax Return filed pursuant to clause (ii) above after the Closing but including the Closing Date) without the Parent’s prior consent, which consent shall not unreasonably be withheld, delayed or conditioned.

(v)           The Buyer shall retain (or cause the Company to retain) all Books and Records with respect to Tax matters for pre-Closing periods at least until sixty (60) days after the expiration of the applicable statute of limitations, including any extensions or waivers thereof, and to abide by all record retention agreements entered into by or with respect to the Company with any Governmental Entity.

(vi)           Protea shall be liable for all sales, use and other transfer Taxes arising from the Transactions contemplated by this Agreement.  Protea shall timely file all Tax Returns relating to such Taxes and timely remit to the appropriate Governmental Entity any such Taxes, and shall give a copy of such Tax Returns to the Buyer promptly after filing, together with proof of payment of the Tax, if any, shown thereon to be due.  Protea shall give a copy of each such Tax Return to the Buyer prior to filing for its review and comment (such receipt and any review and/or comment by the Buyer to not affect the Buyer’s rights set forth in Article 10).

(g)           Notice of Material Adverse Changes.  Until the Release Time, the Sellers shall promptly notify the Buyer of any Material Adverse Change.

(h)           Exclusivity.

(i)           In consideration of the Buyer entering into this Agreement and devoting significant time and resources towards exploring a possible transaction, until the Release Time (1) each of the Sellers will cease, and will cause their respective employees, legal counsel, accountants, financial advisors, accountants, consultants and other representatives to cease, all existing discussions among the Sellers with any Third Party with respect to any Acquisition Proposal (as defined below) and (2) prior to any termination of this Agreement as set forth in Article 11 hereto, the Sellers will not engage in or continue any Solicitation (as defined below) or take any action to authorize or permit any of the foregoing to engage in or continue any Solicitation.  Each of the Sellers hereby represents that they are not now engaged in discussions or negotiations with any other party other than the Buyer with respect to any Acquisition Proposal.  The term “Acquisition Proposal” shall mean any proposal for (A) a sale or issuance of any shares of capital stock in the Company, (B) a merger, consolidation, sale of a substantial portion of the assets or any similar transaction or business combination involving the Company, (C) any other transaction involving the Company or any of its securities or assets that would have an effect similar to the transactions described in (A) or (B), or (C) any other transaction that would reasonably likely have the effect of proscribing the Transactions, including, without limitation, a recapitalization or refinancing.  The term “Solicitation” shall mean any action or activity pursuant to which any Person, directly or indirectly, solicits, entertains or enters into any agreement, negotiations with, or furnishes any information to, any Person (other than the Buyer or any agent, Affiliate, representative or other designee of the Buyer), with respect to any Acquisition Proposal.

(ii)           Before responding to any Acquisition Proposal, the Sellers shall (a) immediately notify the Buyer (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal, (b) promptly notify the Buyer of the terms of any proposal that it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, (c) promptly provide the Buyer with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (d) keep the Buyer informed of the status of such offer and the offeror’s efforts and activities with respect thereto.

(iii)           Each party agrees that if it breaches the provisions of this Section 8.1(h) the non-breaching party shall be entitled to pursue a Claim for such breach in accordance with Article 9 hereof, which if proven, shall entitle such non-breaching party to recovery of all its costs and expenses, including reasonable attorneys’ fees, incurred by such party in connection with the Transactions, whether such expenses were incurred before or after such breach of this Section 8.1(h), and in connection with the pursuit of such Claim.

(i)           2010 Mayoly Agreement Sublicense. In the event (i) an executed copy of the 2014 Mayoly Agreement is not delivered on or prior to June 14, 2014 (the “Final Consent Date”) or (ii) INRA TRANSFERT has not provided its consent to the 2014 Mayoly Agreement on or prior to the Final Consent Date, Parent and Protea Sub agrees to take such actions as shall be necessary, in compliance with the 2010 Mayoly Agreement, to either (1) assign all rights, title and interest of Protea Sub in and to the 2010 Mayoly Agreement to the Company or (2) grant a sublicense under the 2010 Mayoly Agreement to the Company and the Buyer, each on such terms and conditions as shall be mutually acceptable to the Parent and the Buyer in exchange for the Purchase Price set forth herein.

(j)            Executive Royalty Agreement.  In the event the Executive Royalty Agreement is not executed on or prior to the Closing Date, the Buyer agrees to take any such actions as shall be reasonably necessary to authorize the execution of the Executive Royalty Agreement, in a form mutually acceptable to the Company, Daniel Dupret and the Buyer.

8.2.           Additional Covenants.  The Buyer and the Sellers hereby further covenant and agree to the following:

(a)           Satisfaction of Conditions.  The Sellers, on the one hand, and the Buyer, on the other, shall use commercially reasonable efforts to cause the satisfaction of the conditions precedent to the obligation of all parties to consummate the Transactions.

(b)           Public Disclosure; Current Report on Form 8-K. Unless otherwise permitted by this Agreement, the Sellers and Buyer shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions, and neither party shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Law including, without limitation, the filing of any required documents with the Commission.  In furtherance thereof, the parties hereby acknowledge and agree that Parent is required to file a Current Report on Form 8-K within four (4) Business Days after the execution of this Agreement.

(c)           Additional Financing.  The Buyer agrees to use its best commercial efforts to raise $3,000,000 of gross proceeds in excess of the Funding Threshold Amount on or prior to the first anniversary of the Closing Date. The Parent will use commercially reasonable efforts to assist in such capital raising efforts if requested by the Buyer.

(d)           Accounting and Administrative Support. The Parent agrees to provide ten (10) hours of accounting and administrative support per month as requested by the Buyer, with any additional hours required to be approved in advance by the Parent, in order for the Buyer to compile and prepare its financial statements which include any period prior to the Closing Date, as reasonably requested by the Buyer until the earlier of the (A) the one year anniversary of the Closing Date or (B) the Reversion Date.

(e)           Option Plan and Option Agreements. Promptly following the Closing Date, the Buyer shall execute stock option agreements (in amounts and on terms which shall be reasonably acceptable to the Parent) to the respective employees to whom the Buyer has granted options pursuant to the Option Plan.

(f)           Rebate Payment.  The Buyer shall pay to the Parent, by wire transfer of immediately available funds to an account designated by the Parent, any proceeds received by the Company from the government of France in connection with a rebate from the research and development program, Credit d’import recherché, for the year ended 2013 (the “Rebate Payment”) or otherwise direct the Rebate Payment to be paid directly to the Parent. The Rebate Payment shall be made within five (5) days of receipt of funds by the Buyer.

(g)            Employment Agreement of Mr. Jais.  The Company shall use its commercially reasonable efforts to cause Mr. Jais to execute and deliver to the Buyer an executed copy of the amendment to the employment agreement in substantially the form set forth on Exhibit C.

(h)           Invalidity and death group insurance. Promptly following the Closing Date, the Company shall use its commercially reasonable efforts to terminate the invalidity and death group insurance which is currently with Klesia and subscribe for new insurance with another insurance company reasonably acceptable to the Buyer. Notwithstanding the foregoing to the contrary, in the event the process of terminating the existing insurance with Klesia and subscribing for new insurance is cost-prohibitive in the reasonable opinion of the Company, the Buyer and Company will negotiate in good faith to mutually determine the best course of action with respect to the foregoing.

(i)           INRA TRANSFERT.  Promptly following the Closing Date but in no event later than forty-five (45) days following the Closing Date, the Company shall use reasonable endeavors to notify INRA TRANSFERT with a written communication (which written communication may be made jointly with Mayoly) disclosing the Transaction; provided that the 2014 Mayoly Agreement has been executed and delivered to the Buyer.

(j)           Bankruptcy of Parent.  In the event (i) the Parent engages in any liquidation, dissolution, winding up, (ii) the Parent files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium Law or any other Law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing, or (iii) an involuntary petition is filed against Parent under any bankruptcy statute now or hereafter in effect, and such petition is not dismissed or discharged within sixty (60) days, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Parent, the Series A Preferred shall be forfeited by the Parent to the Buyer and automatically cancelled as of such date.

(k)           Use of Proceeds.  The proceeds from the cash portion of the Purchase Price received hereunder shall be used for working capital and other general corporate purposes of the Parent in its sole discretion.

(l)           Directors and Officers Liability Insurance.  The Parent shall extend its directors and officers liability insurance run-off coverage for a period of at least two (2) years following the Closing Date to ensure that the Buyer and its Affiliates are covered against any potential claims attributable to or resulting from acts taken prior to the Closing Date against the Company.

ARTICLE 9
GOVERNING LAW; LITIGATION.

9.1.           Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

9.2.           Litigation; Waiver of Jury Trial.

(a)           The parties hereby consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York and courts of the State of New York located in Manhattan, New York with respect to any Claim, action, suit or other proceeding arising out of or relating to this Agreement and do hereby unconditionally and irrevocably waive any right to contest venue in said courts or to claim that said courts constitute an inconvenient forum.

(b)           THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.

(c)           Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel.  Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE 10
INDEMNITY

10.1.           Indemnification.

(a)           Subject to the other provisions of this Article 10, after the Closing, Protea agrees to indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Losses (calculated in accordance with Section 10.2(d)): (i) based upon, attributable to or resulting from the failure of any representation or warranty of the Sellers set forth in Article 3 to be materially true and correct in all respects as of the date made, (ii) for any due and unpaid Taxes attributable to a pre-Closing period; (iii) based upon, attributable to or resulting from the material breach of any Restrictive Covenant by the Sellers and (iv) relating directly or indirectly (including in respect of French social security administration) from the exclusion of Mr. Blond from the group insurance policy in respect of invalidity and death subscribed with the insurance company Klesia.

(b)           Subject to the other provisions of this Article 10, after the Closing, the Buyer hereby agrees to indemnify and hold the Seller Indemnified Parties harmless from and against any and all Losses (calculated in accordance with Section 10.3): (i) based upon, attributable to or resulting from the failure of any representation or warranty of the Buyer set forth in Article 5 or any representation or warranty contained in any certificate delivered by or on behalf of the Buyer pursuant to this Agreement, to be materially true and correct in all respects as of the date made; and (ii) based upon, attributable to or resulting from the material breach of any covenant or other agreement on the part of the Buyer under this Agreement or any Transaction Document.

10.2.           Indemnification Procedures.

(a)           Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Third Party Claim made against such Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that exclusively seeks non-monetary relief.  If the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.2(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party.  If the Indemnifying Party elects not to or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.2(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim; provided; however, that the Indemnified Party shall use its reasonable best efforts in the defense of all such Claims.

(b)           Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.2(b).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 10.2(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)           Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records upon reasonable notice and during business hours) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)           Method of Indemnity Payments.  In the case of any amount payable to any Indemnified Party pursuant to Article 10 hereof, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Claim shall be satisfied as follows:

(i)           In the case of any amount payable to a Buyer Indemnified Party, the Indemnifying Party shall be required to pay all of the sums so due and owing to the Buyer Indemnified Parties by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(ii)           In the case of any amount payable to a Seller Indemnified Party the Indemnifying Party shall be required to pay all of the sums so due and owing to the Seller Indemnified Parties by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(e)           The failure of the Indemnified Party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual Loss and prejudice as a result of such failure.

(f)           Notwithstanding anything in this Section 10.3 to the contrary, no Indemnifying Party shall be liable for any settlement of any Claim effected without its written Consent, which Consent shall not be unreasonably withheld, conditioned or delayed.  If the Indemnifying Party shall have the exclusive authority to defend such Claim under this Section 10.3, and the Indemnified Party nevertheless shall settle such Claim, the Indemnifying Party shall have no liability with respect to such settlement.

(g)           Treatment of Indemnity Payments.  The amount of any Loss for which indemnification is provided under this Article 10 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any Third Party and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (collectively, “Third Party Benefits”)  Notwithstanding the foregoing, the processing of any Claims by an Indemnified Party for a Third Party Benefit with respect to an indemnifiable Loss shall not relieve the Indemnifying Parties of their obligations under this Article 10 to promptly indemnify the Indemnified Parties; provided, however that if an Indemnified Party subsequently receives a Third Party Benefit for the Loss for which the Indemnifying Parties had previously indemnified the Indemnifying Parties pursuant to this Article 10, the Indemnified Parties shall promptly refund such Third Party Benefit (net of the cost of procuring such Third Party Benefit) to the Indemnifying Parties.

10.3.           Survival of Claims.

(a)           Except as otherwise provided in this Section 10.3, all representations and warranties of the Sellers and the Buyer contained in this Agreement shall survive the Closing Date and any investigation made by or on behalf of any party hereto for a period of eighteen months (18) following the Closing Date. Notwithstanding the generality of the immediately preceding sentence:

(i)           the representations and warranties set forth in Section 3.2 (Authority Relative to this Agreement), Section 3.5 (Intellectual Property), Section 3.9 (Regulatory Compliance), Section 3.11 (Financial Statements), Section 3.12 (Taxes) and Section 3.16 (Employee Matters) shall survive until the later of (i) sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying Claim including any extensions or waivers thereof or (ii) if there is no applicable statute of limitations, then five (5) years from the Closing Date;

(ii)           the representations and warranties set forth in Section 3.13 (Capitalization) and Section 3.15 (Ownership of Shares) of this Agreement and Claims with respect to fraud shall survive indefinitely.

(iii)           any Claim for a breach of a covenant made pursuant to this Agreement shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the underlying Claim, including any extensions or waivers thereof, running from the date of such breach.

(b)           The indemnification provided for in this Article 10 shall terminate at the applicable time set forth in Section 10.3(a) (and no Claims shall be made by any Buyer Indemnified Party or Seller Indemnified Party thereafter), except that such indemnification by the Sellers or the Buyer, as applicable, shall continue as to any Losses with respect to which any Buyer Indemnified Party or Seller Indemnified Party, as applicable, has validly given a Claim Notice to the Parent or to the Buyer, as applicable, in accordance with the requirements of Section 10.2 on or prior to the date such indemnification would otherwise terminate in accordance with Section 10.3(a), as to which the obligation of the Sellers or the Buyer, as applicable, shall continue solely with respect to the specific matters described in such Claim Notice until the liability of the Sellers or the Buyer, as applicable, shall have been determined pursuant to this Article 10 and the Sellers shall have reimbursed all Buyer Indemnified Parties, or the Buyer shall have reimbursed all Seller Indemnified Parties, as applicable, for the full amount of such Losses that are payable with respect to such Claim Notice in accordance with this Article 10.

ARTICLE 11
TERM; TERMINATION

11.1.           Termination of Agreement.  Anything to the contrary notwithstanding, this Agreement and the Transactions may be terminated:

(a)           Agreement.  By mutual consent in writing of the Buyer and the Sellers;

(b)           By the Buyer.  By the Buyer: (i) upon written notice to the Sellers if the Transactions have not been consummated on or prior to June 25, 2014 unless such failure of consummation shall be due to the failure of the Buyer to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by the Buyer; or (ii) if the Sellers have breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of ten (10) Business Days after the notice of breach; or

(c)           By the Sellers.  By the Sellers: (i) upon written notice to the Buyer if the Transactions have not been consummated on or prior to June 25, 2014, unless such failure of consummation shall be due to the failure of the Sellers to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by the Sellers; or (ii) if the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Sellers have notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) Business Days after the notice of breach.

11.2.           Effect of Termination.  If this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the other; provided, however, that any party may pursue any Claim that it may have as a result of a breach by another party of any covenant under this Agreement.

ARTICLE 12
MISCELLANEOUS PROVISIONS

Except as provided otherwise in this Agreement, the following provisions shall apply hereto:

12.1.           Amendment and Modifications.  Subject to applicable Law, this Agreement may be amended, modified and supplemented only by a written agreement between the Buyer and the Sellers which states that it is intended to be a modification of this Agreement.

12.2.           Waiver of Compliance.  Any failure of the Sellers, on the one hand, or the Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be expressly waived in writing by the Buyer, on the one hand, or the Sellers, on the other hand, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by the Sellers or the Buyer.

12.3.           Expenses. Subject to all rights and remedies that a party may have against another party for breach of this Agreement, all fees and expenses incurred by each party in connection with the Transactions shall be borne by the party incurring such fees and expenses.

12.4.           Further Assurances.  During the period between the execution of this Agreement and the Closing, and during all periods after the Closing, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the Transactions or to evidence such events or matters.

12.5.           No Waiver of Rights.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

12.6.           Notices.  Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if (i) delivered in Person, (ii) sent by registered or certified mail, return receipt requested, postage and fees prepaid, or (iii) sent by a national overnight delivery service, return receipt requested, fees prepaid, to the parties as follows:

(a)           if to the Buyer, to:

AzurRx BioPharma, Inc.
1410 Broadway, 23rd Floor
New York, NY 10018
Attn: Christine Rigby-Hutton, President and COO
email: christine.rigby@azurrx.com

With copies to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: David J. Levine
email: dlevine@loeb.com

or to such other Person or address as the Buyer shall furnish to the Sellers in writing.

(b)           if to the Sellers, to:

c/o Protea Biosciences Group, Inc.
955 Hartman Run Road
Morgantown, West Virginia 26505
Attn: Stephen Turner, CEO
email: stephen.turner@proteabio.com

With copies (which shall not constitute notice) to:

Richardson & Patel LLP
The Chrysler Building
405 Lexington Avenue, 49th Floor
New York, NY 10174
Attn: David N. Feldman
email: dfeldman@richardsonpatel.com

or to such other address as the Sellers shall furnish to the Buyer in writing.  Any notice given under this Section 12.6 shall be effective (i) if delivered personally, when delivered, (ii) if delivered overnight by national overnight courier, the end of the next Business Day after deposit with such courier, and (iii) if mailed, the third Business Day after mailing.  Any of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 12.6.  The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

12.7.           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement or the other Transaction Documents shall be assigned by any of the parties hereto without the prior written consent of the other party; provided, that the Buyer may assign its rights, interests or obligations under this Agreement and the other Transaction Documents to any acquiror.

12.8.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but shall constitute one and the same instrument.  Facsimile and electronic signatures (i.e., PDF) to this Agreement shall be valid.

12.9.           Headings.  The headings of the Sections and Articles are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of such Agreement.

12.10.           Entire Agreement.  This Agreement and the Transaction Documents set forth the entire agreement of the parties hereto in respect of the subject matter contained therein, and supersede all prior agreements, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

12.11.           Third Party Beneficiaries.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

12.12.           Severability.  If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum, extent permitted to preserve the parties’ original intent; failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect.  Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained therein to the extent that such other provisions are not themselves actually in conflict with any applicable Law.

12.13.           Survival.  Subject to earlier termination upon Reversion or the terms of Section 8.2(i), the provisions of Section 2.3 of this Agreement shall survive the Closing and shall continue in effect until December 31, 2040, subject to automatic renewal for successive one-year periods until the average Royalty Payment for the three prior completed calendar years is less than $100,000.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

BUYER:

AZURRX BIOPHARMA, INC.

By:  /s/ Christine Rigby-Hutton
Christine Rigby-Hutton, President and COO

SELLERS:

PROTEA BIOSCIENCES GROUP, INC.

By:   /s/ Stephen Turner
Stephen Turner, Chief Executive Officer

PROTEA BIOSCIENCES, INC.

By:   /s/ Stephen Turner
Stephen Turner, Chief Executive Officer

PROTEABIO EUROPE SAS

By:   /s/ Daniel Dupret
Daniel Dupret, President

EXHIBIT A

Form of Certificate of Designation

EXHIBIT B

Executive Agreement

EXHIBIT C

Amendment to Mr. Jais’ Employment Agreement

EXHIBIT D

2014 Mayoly Agreement

EXHIBIT E

Description of Program PR1101